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                                                                    EXHIBIT 99.1



                                                  April 2, 2001


Mr. Earl Galleher
47 Norwich Road
Wellesley, Massachusetts  02481

Dear Earl:

     The purpose of this letter agreement (the "Agreement") is to confirm the terms regarding your separation of employment with Akamai Technologies, Inc.1/ ("Akamai" or the "Company"). As more fully set forth below, Akamai desires to provide you with a severance package in exchange for certain agreements by you.

     1. SEPARATION OF EMPLOYMENT. You acknowledge that your employment with Akamai will terminate effective April 6, 2001 (the "Separation Date"), and further that from and after the Separation Date, you shall have no authority and shall not represent yourself as an employee or agent of Akamai.

     2. SEVERANCE PACKAGE. In exchange for the mutual covenants set forth in this letter, on the eighth day after your execution of this Agreement, provided that you have not exercised your right of rescission under the Older Worker Benefits Protection Act ("OWBPA"), as set forth in Section 6 below, Akamai agrees to accelerate the vesting of 393,750 shares of restricted stock that was issued to you under the Company's Second Amended and Restated 1998 Stock Incentive Plan (the "Plan") and the Restricted Stock Agreement ("RSA") between you and the Company. The Company will exercise its Purchase Option (as defined in the RSA) with respect to all shares of restricted stock that are not vested as of the Separation Date and are not accelerated pursuant to this Agreement, i.e., 236,250 shares. This Section 2 shall constitute written notice of the Company's exercise of its Purchase Option. You agree that within ten days of your execution of this Agreement, you will tender to the Company the certificate or certificates representing the shares as to which the Company is exercising its Purchase Option. As soon as practicable after receipt and cancellation of the repurchased shares, the Company will pay you the original purchase price for those shares, or $9,581.62.

     Except as set forth in this Section 2, all of the terms, rights, obligations and conditions of the Plan that you were eligible for or participated in during your employment with Akamai, and any documents executed by you pursuant to the Plan are hereby incorporated by reference and shall survive the signing of this Agreement. You acknowledge and agree that from and after the Separation Date, you shall not have any rights to vest in any stock options or restricted stock under any Akamai stock or stock option plan (of whatever name or kind) that you participated in or were eligible to participate in during your employment.

     You acknowledge and agree that the Severance Package provided in this Agreement is not otherwise due or owing to you under any Akamai policy or practice, and that the Severance Package to be provided to you is not intended to, and shall not constitute, a severance plan, and shall confer no benefit

--------
1/ For the purposes of this Agreement, the parties agree that the term "Akamai" is intended to include Akamai Technologies, Inc. and any other divisions, affiliates and subsidiaries, and its and their respective officers, directors, agents and assigns.


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Letter Agreement for Earl Galleher
April 2, 2001
Page 2


on anyone other than the parties hereto. You further acknowledge that except for
(i) the specific consideration set forth in this Agreement, (ii) wages owed for work performed up to the Separation Date, and (iii) accrued vacation pay in accordance with Akamai's vacation policy, you are not and shall not in the future be entitled to any other compensation including, without limitation, other wages, commissions, bonuses, vacation pay, holiday pay, or any other form of compensation or benefit.

     Notwithstanding anything to the contrary in this Agreement, upon timely completion of the forms required by COBRA, you may continue, at your sole expense, your medical and dental insurance coverage after the Separation Date to the extent permitted by COBRA. The COBRA "qualifying event" shall be deemed to be the Separation Date.

     3.  CONFIDENTIALITY/NON-SOLICITATION/OTHER OBLIGATIONS BY YOU.

          (i) You expressly acknowledge and agree that you have returned to Akamai all Akamai documents (and any copies thereof) and property; you shall abide by the provisions of the Non-Competition and Non-Solicitation Agreement and the Invention and Non-Disclosure Agreement that you signed when you began your employment at Akamai Technologies, Inc. (the terms of which are hereby incorporated by reference and shall survive the signing of this Agreement and copies of which are attached hereto as EXHIBIT A);

          (ii) You expressly acknowledge and agree that you will not, without Akamai's express authorization, access, attempt to access or otherwise interfere with Akamai's electronic information systems, including but not limited to Akamai's computer, voice mail, or e-mail systems;

          (iii) You and Akamai acknowledge and agree that all information relating in any way to the negotiation of this Agreement, including the terms and amount of consideration provided for in this Agreement, shall be held confidential by the parties and, except as mandated by state or federal law or court order, shall not be publicized or disclosed to any person (other than an immediate family member, legal counsel or financial advisor, provided that any such individual to whom disclosure is made agrees to be bound by these confidentiality obligations), business entity or government agency (other than a business entity or government agency which employs you, provided that the only terms that you are permitted to reveal to such employers are those contained in your Non-Competition and Non-Solicitation Agreement and the Invention and Non-Disclosure Agreement).

          (iv) You expressly acknowledge and agree that you will not make any statements that are professionally or personally disparaging about, or adverse to, the interests of Akamai (including its officers and directors) including, but not limited to, any statements that disparage any person, product, service, finances, financial condition, capability or any other aspect of the business of Akamai, and that you will not engage in any conduct which is intended to harm professionally or personally the reputation of Akamai (including its officers and directors). Akamai's officers and directors will be informed that they may not make any statements that are professionally or personally disparaging about you.

     5. FUTURE COOPERATION. You agree that until December 31, 2001 you shall cooperate fully with Akamai in connection with any matter or event relating to your employment or events that occurred during your employment, including, without limitation, in the defense or prosecution of any claims or actions not in existence or which may be brought or threatened in the future against or on behalf of Akamai, including any claims or actions against its officers, directors and employees. Your cooperation in connection with such matters, actions and claims shall include, without limitation, being available, upon reasonable notice, to meet with Akamai regarding matters in which you have been involved, and any contract matters or audits; to prepare for any proceeding (including, without limitation, depositions,


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Letter Agreement for Earl Galleher
April 2, 2001
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consultation, discovery or trial); to provide affidavits; to assist with any audit, inspection, proceeding or other inquiry; and to act as a witness in connection with any litigation or other legal proceeding affecting Akamai. You shall be reimbursed for any reasonable out-of-pocket expenses incurred in connection with providing such cooperation under this Section. You further agree that should you be contacted (directly or indirectly) by any person or entity (for example, by any party representing an individual or entity) adverse to Akamai, you shall promptly notify Steve Heinrich at Akamai.

     6. RELEASE OF CLAIMS/GALLEHER. You hereby agree and acknowledge that by signing this letter and accepting the Severance Pay to be provided to you, and other good and valuable consideration provided for in this Agreement, you are waiving your right to assert any form of legal claim against Akamai (as defined in the first paragraph of this Agreement) whatsoever for any alleged action, inaction or circumstance existing or arising from the beginning of time through the Separation Date related to your employment and/or termination of employment with Akamai. Your waiver and release herein is intended to bar any form of legal claim, charge, complaint or any other form of action (jointly referred to as "Claims") against Akamai seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys fees and any other costs) against Akamai, for any alleged action, inaction or circumstance existing or arising through the Separation Date related to your employment and/or termination of employment with Akamai.

     Without limiting the foregoing, you specifically waive and release Akamai from:

     ** Claims under any state or federal discrimination, fair employment practices or other employment related statute, regulation or executive order (as they may have been amended through the Separation Date) prohibiting discrimination or harassment based upon any protected status including, without limitation, race, national origin, age, gender, marital status, disability, veteran status or sexual orientation. Without limitation, specifically included in this paragraph are any Claims arising under the federal Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Civil Rights Acts of 1866 and 1871, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Americans With Disabilities Act and any similar Massachusetts or other state statute.

     ** Claims under any other state or federal employment related statute, regulation or executive order (as they may have been amended through the Separation Date) relating to wages, hours or any other terms and conditions of employment. Without limitation, specifically included in this paragraph are any Claims arising under the Fair Labor Standards Act, the Family and Medical Leave Act of 1993, the National Labor Relations Act, the Employee Retirement Income Security Act of 1974, the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) and any similar Massachusetts or other state statute, including any applicable payment of wages statutes.

     ** Claims under any state or federal common law theory including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence.

     **   Any other Claim arising under state or federal law.

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Letter Agreement for Earl Galleher
April 2, 2001
Page 4



     Notwithstanding the foregoing, this section does not release Akamai from any obligation expressly set forth in this Agreement. You acknowledge and agree that, but for providing this waiver and release, you would not be receiving the Severance Package being provided to you under the terms of this Agreement.

     Notwithstanding anything to the contrary in this Agreement, you expressly reserve and do not release or waive any rights that you might otherwise have (i) under any insurance policy, including without limitation Akamai's Directors and Officers Liability Insurance Policy, and/or (ii) under any indemnification provisions in Akamai's articles of incorporation or by-laws or board resolutions, including the indemnification provisions of Akamai's Amended and Restated Certificate of Incorporation, and/or (iii) to any benefits under the Employee Retirement Income Security Act of 1974 (ERISA) or any ERISA benefit plan.

     Notwithstanding anything to the contrary in this Agreement, in the event that any officer or director of Akamai makes any statements that are professionally or personally disparaging about you or adverse to your interests, including, but not limited to, any statements that disparage you, your finances, financial condition, capability or any other aspect of your employment with Akamai, or engages in any conduct which is intended to harm your reputation professionally or personally, the promise given in Section 3(iv) by you shall be null and void as to that to that officer or director.

     Notwithstanding anything to the contrary in this Agreement, in the event that any officer or director of Akamai asserts or pursues against you any claim or cause of action referred to in Section 6, the release given to that officer or director in this Section 7 by you shall be null and void, and you may assert any and all defenses and claims of any kind whatsoever against that officer or director that would have been available if you had not executed this Agreement.

     BECAUSE YOU ARE OVER FORTY (40) YEARS OF AGE, YOU HAVE SPECIFIC RIGHTS UNDER THE OLDER WORKERS BENEFITS PROTECTION ACT ("OWBPA"), WHICH PROHIBITS DISCRIMINATION ON THE BASIS OF AGE, AND THAT THE RELEASES SET FORTH IN THIS SECTION ARE INTENDED TO RELEASE ANY RIGHT THAT YOU MAY HAVE TO FILE A CLAIM AGAINST AKAMAI ALLEGING DISCRIMINATION ON THE BASIS OF AGE.

     IT IS AKAMAI'S DESIRE AND INTENT TO MAKE CERTAIN THAT YOU FULLY UNDERSTAND THE PROVISIONS AND EFFECTS OF THIS LETTER. TO THAT END, YOU HAVE BEEN ENCOURAGED AND GIVEN THE OPPORTUNITY TO CONSULT WITH LEGAL COUNSEL FOR THE PURPOSE OF REVIEWING THE TERMS OF THIS LETTER. CONSISTENT WITH THE PROVISIONS OF OWBPA, AKAMAI IS PROVIDING YOU WITH TWENTY-ONE DAYS (UNTIL APRIL 23, 2001) IN WHICH TO CONSIDER AND ACCEPT THE TERMS OF THIS AGREEMENT BY SIGNING BELOW AND RETURNING IT TO STEVE HEINRICH, AKAMAI TECHNOLOGIES, INC., 500 TECHNOLOGY SQUARE, 5TH FLOOR, CAMBRIDGE, MA 02139. IN ADDITION, YOU MAY RESCIND YOUR ASSENT TO THIS AGREEMENT IF, WITHIN SEVEN (7) DAYS AFTER YOU SIGN THIS AGREEMENT, YOU DELIVER A NOTICE OF RESCISSION TO STEVE HEINRICH AT AKAMAI. TO BE EFFECTIVE, SUCH RESCISSION MUST BE HAND DELIVERED OR POSTMARKED WITHIN THE SEVEN (7) DAY PERIOD AND SENT BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO STEVE HEINRICH, AKAMAI TECHNOLOGIES, INC., 500 TECHNOLOGY SQUARE, 5TH FLOOR, CAMBRIDGE, MA 02139.

     7. LIMITED RELEASE OF CLAIMS/AKAMAI. In consideration of the promises contained herein, and other good and valuable consideration, Akamai (as defined in Section 1 of this Agreement) hereby releases and forever discharges you from and any all Claims (as defined in the prior paragraph), which Akamai had, now has, or may have in the future, relating in any manner to the performance by you of your duties as an employee of Akamai so long as acts were within the scope of your authority and you in fact were acting within the scope of your authority in the performance of such duties.


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Letter Agreement for Earl Galleher
April 2, 2001
Page 5


     Notwithstanding the foregoing, this paragraph shall not release you from any obligation set forth in this Agreement or other documents incorporated herein.

     8. ENTIRE AGREEMENT/CHOICE OF LAW/ENFORCEABILITY. You acknowledge and agree that, with the exception of the Non-Competition and Non-Solicitation Agreement and the Invention and Non-Disclosure Agreement, this Agreement supersedes any and all prior or contemporaneous oral and/or written agreements between you and Akamai, and sets forth the entire agreement between you and Akamai. No variations or modifications hereof shall be deemed valid unless reduced to writing and signed by the parties hereto. If there is any inconsistency between the provisions of this Agreement and any prior or contemporaneous oral and/or written agreements between you and Akamai, the provisions of this Agreement shall govern. This Agreement shall be deemed to have been made in the Commonwealth of Massachusetts, shall take effect as an instrument under seal within Massachusetts, and shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to conflict of law principles. You agree that any action, demand, claim or counterclaim relating to the terms and provisions of this Agreement, or to its breach, shall be commenced in Massachusetts in a court of competent jurisdiction, and you further acknowledge that venue for such actions shall lie exclusively in Massachusetts and that material witnesses and documents would be located in Massachusetts. The provisions of this letter are severable, and if for any reason any part hereof shall be found to be unenforceable, the remaining provisions shall be enforced in full. Both parties further agree that any action, demand, claim or counterclaim shall be resolved by a judge alone, and both parties hereby waive and forever renounce the right to a trial before a civil jury.

     By executing this Agreement, you are acknowledging that you have been afforded sufficient time to understand the terms and effects of this letter, that your agreements and obligations hereunder are made voluntarily, knowingly and without duress, and that neither Akamai nor its agents or representatives have made any representations inconsistent with the provisions of this letter.

     If the foregoing correctly sets forth our understanding, please sign, date and return both signed copies of this letter to me at Akamai by April 23, 2001. One signed copy will be returned to you.

                                     Very truly yours,

                                     AKAMAI TECHNOLOGIES, INC.

                                     By: /s/ Steven P. Heinrich
                                        ------------------------------
                                        Steven P. Heinrich,
                                        Vice President, Human Resources

                                        Dated: April 2, 2001

Confirmed, Agreed and Acknowledged:


 /s/ Earl Galleher
----------------------------
Earl Galleher


Dated:  April 2, 2001